Exhibit 99.1

Pinnacle Airlines, ALPA reach tentative agreement

Memphis, Tenn. (August 5, 2009) – Pinnacle Airlines, Inc., a wholly owned subsidiary of Pinnacle Airlines Corp. (NASDAQ: PNCL), and the Air Line Pilots Association, International (ALPA) have reached a tentative agreement to amend the contract covering the Airline’s 1,250 Pilots.  The agreement is the result of contract talks that began in 2005.  Pinnacle Pilots must now ratify it.

“Our Pilots have been instrumental in keeping us among the best performing airlines in the nation, and this agreement provides well deserved pay increases in the midst of a rapidly changing industry.  I have complete confidence in our Pilot group and its leadership,” said Philip H. Trenary, President and CEO of Pinnacle Airlines Corp.

”As we have said all along, we have the best Pilots in the industry and they deserve a new contract,” said Clive Seal, President and General Manager of Pinnacle Airlines, Inc.  “We look forward to continuing the operational excellence we have achieved together.”

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp. (NASDAQ: PNCL), an airline holding company, is the parent company of Pinnacle Airlines, Inc. and Colgan Air, Inc.  Pinnacle Airlines, Inc. operates a fleet of 141 regional jets in the United States, Canada, the Bahamas, Mexico, U.S. Virgin Islands, and Turks and Caicos Islands as Northwest Airlink and Delta Connection.  Colgan Air, Inc. operates a fleet of 48 regional turboprops as Continental Connection, United Express and US Airways Express.  Pinnacle Airlines Corp. operating units fly over 1,000 daily flights and transport 13 million passengers a year to 144 cities and towns in North America.  The corporate headquarters is located in Memphis, Tennessee.  Airport hub operations are located in Atlanta, Boston, Detroit, Newark, Washington Dulles, Houston, LaGuardia, Memphis and Minneapolis.  Visit www.pncl.com for more information.

Contact:
Joe Williams
901-346-6162